VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of May 28, 2013 (this “Agreement”), among Service Corporation International, a Texas corporation (“Parent”), Frank B. Stewart, Jr. (“Founder”) and Paulette D. Stewart, spouse of Founder (“Spouse”, each of Founder and Spouse, a “Shareholder”, and together, the “Shareholders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Rio Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent, and Stewart Enterprises, Inc., a Louisiana corporation (the “Company”), are entering into an Agreement and Plan of Merger (as the same may be amended or supplemented from time to time, the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), and each issued and outstanding share of Company Common Stock, other than shares of the Company Common Stock held in treasury of the Company or owned by Merger Sub, Parent or any direct or indirect Subsidiary of Parent or the Company immediately prior to the Effective Time, will be canceled and converted into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof, each of the Shareholders Beneficially Owns and/or is the record holder of the number of shares of Class A Common Stock and the number of shares of Class B Common Stock set forth opposite such Shareholder’s name on Schedule A (“Owned Shares”);

WHEREAS, as an inducement to Parent and Merger Sub to enter into the Merger Agreement, Founder is willing to, on the terms and conditions set forth herein, restrict his voting and dispositive powers with respect to (a) first, the maximum number of shares of Class B Common Stock that do not, at any time and from time to time during the term of this Agreement, exceed 29.99% of the combined voting power of all of the outstanding voting securities of the Company and (b) second, the maximum number of shares of Class A Common Stock that, together with such maximum number of Class B Shares, do not, at any time and from time to time during the term of this Agreement, exceed 29.99% of the combined voting power of all of the outstanding voting securities of the Company (the “Covered Shares”);

WHEREAS, each of the Shareholders acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of such Shareholder set forth in this Agreement and would not enter into the Merger Agreement if such Shareholder did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and each of the Shareholders hereby agree as follows:

1.            Shareholder Covenants.

(a)          Agreement to Vote.

(i)           Prior to the Termination Date, unless otherwise directed in writing by Parent, Founder shall, and shall cause any other holder of record of any Covered Shares Beneficially Owned by Founder to, at any meeting of shareholders of the Company (or at any adjournment or postponement thereof) called to vote upon the Merger and the Merger Agreement or any proposal described in clause (B) or (C) below, vote (or cause to be voted) all of Founder’s Covered Shares that are entitled to vote in each case, (A) in favor of the Merger, the approval of the Merger Agreement and each of the other transactions contemplated by this Agreement and the Merger Agreement; (B) against any proposal submitted to the Company shareholders that would result, or could reasonably be expected to result in, a breach in any material respect of any covenant, representation or warranty or any obligation or agreement of the Company under the Merger Agreement; and (C) against any Competing Transaction.  Except as expressly set forth in this Section 1(a)(i), no Shareholder shall be restricted from voting in favor of, against or abstaining with respect to any matter presented to the shareholders of the Company including with respect to the election of directors.

(ii)          Founder shall, on behalf of himself, file, or cause to be filed, a fully-executed copy of this Agreement with the secretary of the Company promptly following execution of this Agreement by all of the parties hereto and in any event no later than five (5) Business Days following the date hereof.

(b)          No Solicitation; Support.

(i)           Prior to the Termination Date, each Shareholder shall, and shall use reasonable best efforts to cause each of such Shareholder’s Affiliates (other than the Company and its Subsidiaries) and such Shareholder’s and their respective Representatives to: (A) immediately cease any ongoing solicitation, knowing encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Competing Transaction; and (B) not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing nonpublic information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Competing Transaction, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any nonpublic information in connection with or for the purpose of encouraging or facilitating, a Competing Transaction (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 1(b)(i) and to limit such Shareholder’s conversation or other communication exclusively to such referral), or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Competing Transaction.

(ii)          Without limiting the generality of Section 1(b)(i), prior to the Termination Date, each Shareholder agrees that such Shareholder shall not, and shall use reasonable best efforts to cause each of such Shareholder’s Affiliates (other than the Company and its Subsidiaries) and such Shareholder’s and their respective Representatives not to, directly or indirectly, (A) solicit proxies or become a participant in a solicitation (as such terms are defined in Rule 14a-1 under the Exchange Act (disregarding Rule 14a-1(l)(2)(iv) thereunder), including any otherwise exempt solicitation pursuant to Rule 14a-2 under the Exchange Act), in opposition to or competition with the consummation of the Merger or otherwise encourage, advise or assist any party in taking or planning any action which would reasonably be expected to compete, impede or interfere with the consummation of the Merger in accordance with the terms of the Merger Agreement, (B) directly or indirectly encourage, initiate, or cooperate in a shareholder vote or action by consent of the Company’s shareholders (whether by means of voting shares of capital stock or executing any written consent thereof or otherwise) in opposition to or in competition with the consummation of the Merger, (C) become a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger or (D) unless required by applicable Law or as permitted by Section 8, make any press release, public announcement or other nonconfidential communication with respect to the business or affairs of the Company or Parent, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent.

(iii)         Except to the extent that Section 6.04 of the Merger Agreement expressly permits otherwise, each Shareholder agrees that following distribution of the Proxy Statement to the Company’s shareholders, such Shareholder will not knowingly discourage any such shareholder from voting in favor thereof at any Company shareholder meeting.

(c)          Waiver of Appraisal and Dissenters’ Rights and Actions.  Each Shareholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that such Shareholder may have and (ii) agrees not to commence, institute, maintain or prosecute any claim, derivative or otherwise, (A) against the Company, any of its Representatives or any of its successors, including claims relating to the negotiation, execution, or delivery of the Merger Agreement or the consummation of the Merger, including any claim alleging a breach of any fiduciary duty of the Company Board in connection with the Merger and the other Transactions; provided that the foregoing clause (ii)(A) shall not require any Shareholder to opt out of any class in any class action with respect to any such claim not commenced, instituted, maintained or prosecuted by a Shareholder, or (B) challenging the validity of or seeking to enjoin the operation of any provision of this Agreement (other than in accordance with the terms hereof).  The waiver contained in this Section 1(c) will be absolute and perpetual.

(d)          Notice of Acquisitions.  Prior to the Termination Date, upon the written request of Parent, each Shareholder shall disclose to Parent in writing the number of any additional shares of Company Common Stock or other voting securities of the Company of which such Shareholder acquires Beneficial Ownership on or after the date hereof, such written disclosure to be made by such Shareholder within five (5) Business Days of such written request from Parent.  Filing of a Form 4 by Founder with the SEC shall be deemed to be full compliance with the obligations under this Section 1(d).

(e)          Notwithstanding anything herein to the contrary, at the request of the Company Board, any Shareholder and its Representatives may engage in or otherwise participate in discussions or negotiations with any Person with respect to a Competing Transaction that the Company Board has determined constitutes or could reasonably be expected to lead to a Superior Proposal in accordance with the terms of the Merger Agreement.

2.            Termination.  This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) mutual written consent of the parties hereto and (d) any amendment, modification or waiver of the terms of the Merger Agreement to reduce or change the form of the consideration to be paid to the Shareholders in connection with the Merger, create any additional conditions to the consummation of the Merger or otherwise adversely affect the Shareholders in any material respect, without the prior written consent of the Shareholders (such earliest date being referred to herein as the “Termination Date”); provided, however, that the provisions set forth in Section 1(c) shall survive the Effective Time and Section 10 shall survive any termination of this Agreement; provided, further, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement prior to the Termination Date.

3.            Representations and Warranties of Each Shareholder.  Each of the Shareholders hereby severally represents and warrants to Parent as follows:

(a)          Ownership.  As of the date of this Agreement, such Shareholder is the record holder and/or Beneficial Owner of, and has sole or shared voting power and sole or shared power of disposition with respect to, the Owned Shares as set forth on Schedule A (and with respect to any Covered Shares with respect to which such Shareholder shares voting power, Schedule A sets forth all Persons with which such Shareholder shares such voting power, including the relative voting power of such Shareholder and such other Person or Persons), free and clear of Liens, proxies, powers of attorney, voting trusts or voting agreements (other than applicable securities Laws and any Lien, proxy or power of attorney created by this Agreement).

(b)          Organization and Authority.  Such Shareholder has all necessary power and capacity to enter into, execute and deliver this Agreement, to carry out such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Shareholder, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement is a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy Exceptions.  Such Shareholder is entering into this Agreement solely in such Shareholder’s capacity as a record holder and/or Beneficial Owner of the Covered Shares and has received and reviewed the Merger Agreement in the form proposed to be executed by Parent and the Company as of the date hereof.

(c)          Consents; No Conflicts.  Except for (A) filings under the HSR Act and any other applicable Antitrust Law, (B) filings with the SEC under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (C) as otherwise contemplated by the Merger Agreement, the execution, delivery and performance by such Shareholder of this Agreement do not and will not (1) require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, (2) conflict with or violate any Law or Order applicable to such Shareholder or such Shareholder’s assets, properties or businesses or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any property or asset of such Shareholder pursuant to any Contract, except, in each case, as would not prevent or materially delay such Shareholder from performing such Shareholder’s obligations under this Agreement.

(d)          No Litigation. There is no Action pending or, to the knowledge of such Shareholder, threatened against such Shareholder that could reasonably be expected to impair in any material respect the ability of such Shareholder to perform such Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

4.            Waiver of Community Property Rights.  Spouse  shall not assert or enforce, and does hereby waive, any rights granted under any community property statute with respect to the Covered Shares held by Founder applicable to Spouse that would adversely affect the covenants made by Founder pursuant to this Agreement.

5.            Restriction on Transfer, Proxies.

(a)          Prior to the Termination Date, Founder shall not, directly or indirectly, (i) except as set forth in subsection (b) of this Section 5, sell, transfer, pledge, deposit, hypothecate, encumber, assign or otherwise dispose of (including by gift), or enter into any Contract with respect to the sale, transfer, pledge, deposit, hypothecation, encumbrance, assignment or other disposition of, any of the Covered Shares other than pursuant to the Merger Agreement (it being understood that nothing in this clause (i) shall be deemed to restrict the sale, transfer, pledge, deposit, hypothecation, encumbrance, assignment or other disposition of (including by gift), or entry into any Contract with respect to the sale, transfer, pledge, deposit, hypothecation, encumbrance, assignment or other disposition of, any Class A Shares or Class B Shares Beneficially Owned or held of record by Founder in excess of the number of such shares that, taken together, represents 29.99% of the combined voting power of all of the outstanding voting securities of the Company); (ii) grant any proxies or powers of attorney (other than to Parent, its officers or other designees), deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares; or (iii) take any action or omit to take any action that would make any representation or warranty of Founder contained herein untrue or incorrect in any material respect, have the effect of preventing or disabling Founder from performing his obligations under this Agreement or would materially delay or adversely affect the consummation of the Transactions.  Any purported transfer of the Covered Shares in violation of this Section 5 shall be null and void ab initio.

(b)          Notwithstanding Section 5(a), Founder may transfer any or all of the Covered Shares Beneficially Owned or held of record by him, in accordance with provisions of applicable Law, to any “Permitted Transferee” as defined in the Company’s Amended and Restated Articles of Incorporation, as amended and restated as of April 3, 2008; provided, however, that, prior to and as a condition to the effectiveness of such transfer, each Person to which any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement, and shall have agreed in writing with Parent to hold such Covered Shares or interest in such Covered Shares subject to all of the terms and provisions of this Agreement.  Prior to the Termination Date, Founder shall not, directly or indirectly, convert any Class B Common Shares to Class A Common Shares.

6.            Further Assurances.  From time to time, at any other party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

7.            Certain Disclosures. Subject to reasonable prior notice and approval (which shall not be unreasonably withheld, delayed or conditioned), each Shareholder shall permit and hereby authorizes Parent and the Company to publish and disclose such Shareholder’s identity and ownership of the Covered Shares and the nature of such Shareholder’s commitments, arrangements and understandings pursuant to this Agreement and any other information that Parent reasonably determines to be necessary or desirable in any press release or any other disclosure document in connection with the Merger or the other Transactions (including the Proxy Statement).

8.            Fiduciary Duties.  Notwithstanding anything in this Agreement to the contrary, (a) no Shareholder makes any agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and/or Beneficial Owner of Covered Shares and (b) nothing herein shall be construed to limit or affect any action or inaction by any Shareholder acting in such Shareholder’s capacity as a director or officer of the Company in a manner consistent with the Merger Agreement.

9.            No Control.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time.

10.          General Provisions.

(a)           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by email, by reputable overnight delivery service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(a)):

if to Parent:

Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
Facsimile No:  (713) 525-7605
Attention:  Greg Sangalis
Email:  Gregory.Sangalis@Sci-us.com

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile No:  (212) 848 7179
Attention:  John A. Marzulli, Jr.
                  Robert M. Katz
Email:  jmarzulli@shearman.com
Email:  rkatz@shearman.com

if to any Shareholder:

Stewart Capital, LLC
111 Veterans Blvd.
Suite 1020
Metairie, LA 70005
Facsimile No:  (504) 834-1142
Attention:  John McNamara

with a copy to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Facsimile No:  (213) 891 8763
Attention:  Paul D. Tosetti
                    Jason H. Silvera
Email:  paul.tosetti@lw.com
Email:  jason.silvera@lw.com

(b)          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)          Entire Agreement; Assignment.  This Agreement (including Schedule A attached hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned, in whole or in part, by operation of law or otherwise without the express written consent of the non-assigning party or parties and any attempted assignment without such consent shall be null and void.

(a)          Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(b)          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in the United States District Court for the District of Delaware.  The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

(c)          Headings.  The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(d)          Counterparts.  This Agreement may be executed and delivered (including by email delivery of an executed document in PDF form) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(e)           Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  EACH OF THE PARTIES HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(h).

(f)           Specific Performance; Remedies Cumulative.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.  Except as otherwise provided in this Agreement, any and all remedies in this Agreement expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SERVICE CORPORATION INTERNATIONAL

By:	/s/ Thomas L. Ryan
Name:	Thomas L. Ryan
Title:	President & CEO

/s/ Frank B. Stewart, Jr.
Frank B. Stewart, Jr.

/s/ Paulette D. Stewart
Paulette D. Stewart

Schedule A

Shareholder	Class A Common Stock	Class B Common Stock

Founder	5,635,068	3,555,020

Spouse	339,057	0